Exhibit 5.1

Harney Westwood & Riegels 1507 The Center 99 Queen’s Road Central Hong Kong Tel: +852 3607 5300 Fax: +852 2815 7676 www.harneys.com
[●] April 2010	Your Ref
Our Ref 040969.0001/MIG
Doc ID 118969_1
Kingtone Wirelessinfo Solution Holding Ltd.
3rd Floor, Borough A, Block A
181 South Taibai Road
Xian
Shaanxi Province
People’s Republic of China

Dear Sirs

Kingtone Wirelessinfo Solution Holding Ltd.

We have acted as counsel as to British Virgin Islands law to Kingtone Wirelessinfo Solution Holding Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-1 (the “Registration Statement”) filed on [●] 2010 with the Securities and Exchange Commission under the Securities Act of 1933, as amended to date, relating to the public offer and sale by the Company of certain American Depositary Shares representing the Company’s ordinary shares of par value of US$0.001 each (the “IPO Ordinary Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1.	Documents Reviewed

For the purpose of this opinion, we have reviewed originals, copies, drafts or conformed copies of the following documents:

(a)	the written resolutions of the board of directors of the Company dated [●] and the written resolutions of the shareholders of the Company dated [●] (the “Resolutions”);

(b)
a certificate of incumbency dated [●] 2010, issued by Portcullis TrustNet (BVI) Limited, the Company’s registered agent, a copy of which is attached as Annexure A (the “Registered Agent’s Certificate”);

(c)	the public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands on [●] 2010 including:

(i)	the Company’s Certificate of Incorporation dated 27 October 2009; and
(ii)	the Company’s Memorandum and Articles of Association (“M&As”);

Resident Partner:  M. Gagie
British Virgin Islands | Cayman Islands | Anguilla | London | Hong Kong

[●] January 2010
Kingtone Wirelessinfo Solution Holding Ltd.

(d)
the records of proceedings on file with and available for inspection on [●] 2010 at the British Virgin Islands High Court Registry (together with the records referred to in paragraph 1.3 above the “Searches”);

(e)	a certificate from a director of the Company addressed to this firm dated [●] 2010, a copy of which is annexed hereto as Annexure B (the “Director’s Certificate”); and

(f)	the Registration Statement.

2.	Assumptions

For the purposes of this opinion we have assumed without further enquiry:

(a)	the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals;

(b)	the genuineness of all signatures and seals;

(c)	the accuracy and completeness of all corporate minutes, resolutions, certificates and records which we have seen;

(d)	that the information indicated by the Searches is and remains true and correct;

(e)	the accuracy of any and all representations of fact expressed in or implied by the documents we have examined;

(f)	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

(g)
there is no contractual or other prohibition (other than as may arise by virtue of the laws of the British Virgin Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations;

(h)
that no director of the Company has a financial interest in or other relationship to a party therein or to the transaction contemplated by the Registration Statement except as expressly disclosed in the Board Resolutions; and

(i)
that the correct procedure was carried out for the passing of the Board Resolutions and the Shareholder Resolutions (for example, all relevant interests of directors were declared, notice was given, a quorum was present etc.) and that the Board Resolutions and Shareholder Resolutions remain in full force and effect.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to, and based on, circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the British Virgin Islands as the same are in force at the date hereof.

3.	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

(a)	the Company is a limited liability company incorporated under the BVI Business Companies Act, 2004 and is validly existing and in good standing under the laws of the British Virgin Islands;

(b)	the Company is authorised to issue a maximum of 100,000,000 ordinary shares with a par value of US$0.001; and

(c)
the issue of the IPO Ordinary Shares has been duly authorised. When issued, allotted and paid for as contemplated in the Registration Statement and when details of the issue are entered into the Company’s register of members, the IPO Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

4.	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

“Non-assessability” is not a legal concept under British Virgin Islands law, but when we describe the IPO Ordinary Shares herein as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the IPO Ordinary Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such shares and no member shall be bound by an alteration in the M&As after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional ordinary shares or in any way increases the member’s liability to contribute to the share capital of, or otherwise pay money to, the Company.

This opinion is issued solely in connection with the Registration Statement. We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and further consent to the reference of our name under the headings of “Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Yours faithfully,
HARNEY WESTWOOD & RIEGELS